Exhibit 10.1

EXHIBIT A
Statement of Work (SOW) #2

This Statement of Work ("SOW"), by and between Touchpoint Metrics, Inc. dba MCorp Consulting and lululemon athletica canada inc.. ("Client") is effective as of the later date signed below ("SOW Effective Date") and serves as Client's approval for Touchpoint Metrics to begin work on the project (the "Project") outlined in Touchpoint Metrics' July 25th, 2014 proposal for services titled "Guest Experience Insights Proposal" ("Proposal"), which is made part of this SOW by reference, the scope of which is described there and referenced in the following:

1.	Agreement Name: Services Agreement ("Agreement")

2.	Agreement Date: June 12, 2014

3.	Project Name: Guest Experience Insights

4.	Approvals: The current authorized approval source for Client is: Allan Smith

5.	Consulting Services:

(a)               Description of Consulting Services.

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Generation and Analysis of Touchpoint and Attribute Inventory: Will take output from the Touchpoint Mapping Workshop to develop with client an inventory of Guest touchpoints and attributes ("wants and needs") that will be leveraged during Guest research.

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Online Community Research: Will facilitate online discussions with lululemon guests that represent four personas (i.e., James, Elle, Sophie, plus one TBD) (~15 participants per persona) to better understand the 'Outside-In' Guest Experience.  Will determine how well touchpoints are performing and how well lululemon currently meets Guest Experience wants and needs. Information gained will inform design of the questionnaire used with Guests.

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Quantitative Web Surveys and Analysis: Will perform online surveying of no less than 2,000 lululemon Guests and 300 client-facing Educators, as well as the customers of lululemon competitors (no less than 1,200).  Analysis will include development of insights on performance and gaps, competitive advantage/disadvantage, alignment of Guest and Educator experience perceptions, and four-quadrant Kano analysis.

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Guest Experience Recommendations: Will provide prioritized recommendations for improving the lululemon Guest Experience based on analysis of survey data and input from lululemon Guests. Will hold a working session(s) to introduce the research findings and recommendations.

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Persona and Journey Map Development: Will evolve and develop the Personas drafted in the Persona Workshop (i.e., James, Elle, Sophie, plus one TBD) to be both qualitative and quantitative research based.  Will similarly develop a Current State Journey Map(s) (1 to 4) of the Guest Journey from an Outside-In perspective, leveraging qualitative and quantitative inputs.  Will, validate and socialize the Personas and Journey Map(s) with lululemon management f.   Guest Experience Insights Dashboard:  Will customize and deliver access for 5 users to MCorp's Touchpoint Mapping On-Demand SaaS that will allow viewing, sorting, and segment-based analysis of quantitative research for a one year period following initial user access.
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Ongoing Project Management ownership during the engagement in regards to scheduling meetings for research tool and deliverable approvals, and to meet designed timelines, understanding that lululemon resource availability at needed times will be a key requirement to maintaining those timelines.

(b)               Key Activities.

Phase 1: Immersion and Planning
▪	Project Planning and Kick-Off
▪	Desk Research
▪	Stakeholder Interviews (~2-3)
▪	Develop Research Plan
Phase 2: Insights Gathering
▪	Touchpoint and Attribute Inventory Refinement & Validation
▪	Qualitative Research (4 Online Communities) and Summary Report
▪	Quantitative Research (Survey Guests, Employees, Competitors)
▪	Data Analysis and Quantitative Research Report
Phase 3: Findings & Recommendations Development
▪	Persona Development (4)
▪	Touchpoint Mapping On-Demand Customization and Access
▪	Journey Map Development
▪	Recommendations for Current State Experience Improvement
▪	Current State Findings and Recommendations Working Session

(c)               Client Responsibilities. In addition to timely response to enquiries and on decision making, company will require adequate access to and time with lululemon athletica team members, as well as key personnel to be determined in Phase 1, including availability for participation in remote and onsite interviews and presentations. Payment and fulfillment of Online Community and Survey incentives for lululemon Guests will be the responsibility of lululemon.

(d)               Deliverables/Delivery Schedule. Touchpoint metrics shall initiate the project on September 2, 2014 and complete delivery of all services to Client on or before January 7, 2015. The milestone delivery schedule for the major Services shall be as follows:

Milestone #	Deliverables to be Completed	Due on or Before
1	Qualitative (Online Community) Research Report	10/10
2	Quantitative Research Analysis and Report	12/1
3	Findings and Recommendations for Current State Improvement	1/7

Non-milestone deliverables include:
▪	Online Community Questionnaire
▪	Online Survey Questionnaire
▪	Research based Personas
▪	Research-based Journey Maps

▪	Touchpoint and Attribute Inventory
▪	One Year Touchpoint Mapping On-Demand Customization and Access

(e)               Deliverables Acceptance. Each deliverable will be deemed accepted by Client unless, within the acceptance period specified in the SOW, Client rejects the deliverable in a written notice to Touchpoint Metrics that specifies in reasonable detail the reason for the rejection. If Client rejects the deliverable, Touchpoint Metrics will use commercially reasonable efforts to: (1) promptly correct the deliverable, or (2) if it is impracticable to promptly correct the deliverable, provide Client with a written plan to correct the deliverable, including a schedule. If Touchpoint Metrics disagrees with Client's rejection of the deliverable, Touchpoint Metrics' project manager will immediately notify Client's project manager and schedule a meeting to discuss and resolve the issue. If the project managers are unable to resolve the issue, then it will be referred to the parties' executives for resolution in accordance with the Agreement.

6.	Client Materials:

Subject to the confidentiality provisions of the Agreement, Client is responsible for providing at no charge and in a timely manner with all internal resources, records, facilities, equipment, data, information, tools, software, documentation, materials, data, content or other information or resources, as well as access to and timely and accurate responses from personnel, agents, and vendors to all communications from Touchpoint Metrics. Client is responsible for the truth, accuracy, and legality of all content provided to Touchpoint Metrics. Client acknowledges that delays on its part may adversely affect schedules and costs. Client and Client agents and vendors (if any) will provide Touchpoint Metrics at no charge and in a timely manner with all facilities, equipment, data, information, tools, software, documentation, materials, data, content or other information or resources, as well as access to and responses from their personnel, agents, and vendors ("Client Materials") reasonably required by Touchpoint Metrics to provide the Services under this SOW. Client will ensure that it has all rights and consents necessary for Touchpoint Metrics to use such Client Materials. Client understands and acknowledges that Touchpoint Metrics' performance of the Services depends on Client and Client agents and vendors (if any) providing the Client Materials in a timely manner, and that any failure or delay will prevent or delay Touchpoint Metrics' performance of the Services. Client is responsible for and assumes the risk of any problems resulting from the Client Materials.

7.	Fees, Expenses and Payment Terms:

(a)               Consulting Fees. Total fees for Consulting Services are two-hundred thirty-two thousand U.S. Dollars ($232,000.00 USD). Consulting fees will be invoiced to Client by Company and are due and payable according the following schedule:

Amount (U.S. Dollars)	Invoice Date:
$92,800.00	Upon execution of this SOW
$46,400.00	On completion of Milestone #1
$46,400.00	On completion of Milestone #2
$46,400.00	On completion of Milestone #3

All invoices, except the initial invoice which is due net 10 days, are due net 30 days.

(b)               Expenses. All out-of-pocket expenses are billed at cost, and will not exceed $46,400.00 without written approval obtained from Client in advance of these expenses being incurred. Out-of-pocket expenses include, but are not limited to, transcription services, , competitor sample acquisition, online community and survey platform fees, travel, workshop materials, copies, and work visa fees for up to three U.S. based MCorp project team members. Any out-of-pocket expense exceeding $5,000 that is agreed to in advance by Client is subject to a 50% deposit, payable to Touchpoint Metrics prior to ordering the service.

(c)               Payment Terms. Client agrees to pay all fees and expenses in United States dollars according to the payment schedule above and the Payment Terms set forth in the Services Agreement.

8.	Statement of Work Term and Termination:

The term of this Statement of Work shall begin on the Effective Date and shall continue in effect until January 7, 2015. This SOW may, after complying with Section 8.7.1 of the Agreement, be terminated by either party if the other party fails to cure a breach of any material provision of this SOW within thirty (30) days after receipt of written notice of such breach. The Company may temporarily cease performance of its obligations during any cure period.

This Statement of Work is entered under and subject and pursuant to the Services Agreement between Touchpoint Metrics and the Client, and is subject to all the terms and conditions of the Agreement. Any capitalized terms not defined in this Statement of Work shall have the meanings ascribed to them in the Agreement. This Statement of Work supplements and incorporates by reference the relevant terms of the Agreement. The parties have executed this Statement of Work on the respective dates set forth below.

For the Company		Accepted for Client
Touchpoint Metrics, Inc.		lululemon athletica canada inc.

By:	MICHAEL HINSHAW	By:	ALLAN SMITH

Name: Michael Hinshaw		Name:	Allan Smith, CIO, lululemon athletica inc.

Title: President & CEO		Title:	SVP & CIO

201 Spear Street, Suite 1100		Address:	1818 Cornwall Ave
San Francisco, CA, 94102			Vancouver, BC, V6J 1C7

Phone: 415-526-2655		Phone:	6044843647

Fax: 415-526-2650		Fax:	6044843647

Email: mhinshaw@mcorpconsulting.com		Email:	aasmith@lululemon.com

Date:	8/21/2014	Date:	8/27/2014

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